Exhibit No. 10.02	- Consulting Agreement, William F. Plon

SIBLING ENTERTAINMENT GROUP, INC.

WITH

WILLIAM PLON

CONSULTING AGREEMENT

DATE:	June 1, 2007
COMPANY:	Sibling Entertainment Group, Inc. (“SEGI”) 511 West 25th Street New York, NY 10001
CONSULTANT:	William Plon (“WP”) 64 Tammany Road Upper Black Eddy PA 18972

RECITALS

A.	The Company is engaged in various elements of the entertainment industry including, without limitation the production of live stage events and motion pictures.

B.	Consultant has considerable experience and ability in Company’s business and extensive knowledge, experience and abilities with respect to financial and business matters.

C.

The Company desires to retain Consultant as an independent contractor to assist it from time-to-time in furtherance of its business and Consultant is willing to provide such services to the Company on the terms herein contained.

D.

Company and Consultant anticipate that they may enter into further agreements for the specific services of Consultant on various issues of interest to Company and same shall be subject to the general terms and conditions of this agreement, unless as otherwise specified in writing.

WP was engaged as the Chief Financial Officer (“CFO”) of the Company pursuant to an employment agreement dated December 13, 2006 (the “Employment Agreement”) and both parties agree to mutually rescind the Employment Agreement and to simultaneously engage WP as a consultant to SEGI (“Consulting Agreement”) with no further obligations by either party with respect to the Employment Agreement, except for SEGI to maintain health insurance as a former employee as provided under COBRA and to reimburse the Consultant for this cost, if not paid directly by the Company; except for the following:

a.

SEGI shall pay WP an amount equal to Six Thousand Eight Hundred Seventy Five Dollars ($6,875) for the days between May 16, 2007 and May 31, 2007 for the remaining service under the Employment Agreement.

b.

SEGI shall pay WP an amount equal to ten thousand ($10,000) dollars within sixty (60) days of the signing of this Agreement for initial outstanding “Signing Bonus” payable to PLON as defined by Consulting Agreement.

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

TERMS AND CONDITIONS

1.  INCORPORATION OF RECITALS. The recitals set forth above are incorporated unto this Agreement as if they were set forth in full in the body of this Agreement.

2.  ENGAGEMENT:

2.1. Company hereby engages Consultant as an independent contractor to render the services described herein to Company, and Consultant accepts the engagement subject to the terms contained herein.

2.2. Consultant acknowledges that the obligation to provide the services of such parties is of essence to this agreement and that failure to provide such services shall be deemed a default hereunder permitting Company to terminate this agreement at its discretion.

3.  TERM:

3.1.  The Company hereby engages the Consultant to furnish the advisory and consulting services specified herein, and the Consultant hereby accepts such engagement and agrees to provide such services, on the terms and conditions herein set forth, for a minimum period of three (3) months and a maximum period of six (6) month commencing on June 1, 2007 (the “Consulting Period”). The Consulting Period may be extended for an additional six (6) month period by mutual written consent of the parties.

3.2.        Notwithstanding the foregoing, the Consulting Period may be terminated by the Company:

3.2.1.     Upon the Company’s sending to the Consultant written notice terminating the Agreement for Just Cause. For purposes of this Agreement, “Just Cause” shall mean, (A) action by the Consultant involving conclusively proven fraudulent acts materially detrimental to the operations of the Company where after receipt of written notice of same from the Company; (B) the conviction of the Consultant of a felony crime of moral turpitude; (C) any intentional and continuing violation in a material respect of any of the provisions of Sections 6 or 7 hereof after receipt of written notice of same from the Company and a failure of Consultant to cure such violation within thirty (30) days of receipt of such notice; or (D) any material failure by the Consultant to perform its duties in accordance with this Agreement (other than by reason of physical or mental disability of either Essential Party), provided the Consultant shall first have been given written notice of such failure and the Consultant shall not have corrected or caused to be corrected such failure within 30 days from such notice; or

3.2.2. Upon the date of death of Consultant;

3.3. Notwithstanding the foregoing, this Agreement shall terminate upon the following:

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

3.3.1      If Consultant becomes employed by a third party on a full time basis (40 hrs per week or more) within the first 90 days from the date hereof, the Agreement shall automatically terminate on the 90th day from the date of the Agreement.

3.3.2      If Consultant becomes employed anytime after the first 90 days from the beginning of the Consulting Period, the Agreement shall automatically terminate on the date that Consultant is employed by a third party on a full time basis (40 hrs per week or more).

3.3.3       The Consultant shall notify the Company within 5 business days of any full time employment by the Consultant by a Third Party.

4.  SERVICES:

4.1.  Consultant shall perform the services specified in this Paragraph 4 subject to the terms of this Agreement and such other rules and policies as Company may from time to time direct, so long as same do not increase the obligations of Consultant hereunder.

4.2.  Consultant shall use his expertise to assist Company in the structuring, operating and growing its business and with special projects that may include advisory and consulting services related to financial matters and sales and marketing as reasonably requested by the Company. For the purpose of this Agreement, the term “Company” shall include also any subsidiary of Company. Further, the Consultant shall not have any further obligation or authority to act on behalf of the Company as an officer, or sign agreements on behalf of the Company with third parties.

4.3.        For the term of this Agreement, the Consultant shall be entitled to reimbursement unless paid directly by the Company a continuation of the health insurance coverage provided to the Consultant, formerly as the CFO, under rules of COBRA, a continuation of the same benefits that WP received under the Employment Agreement including pre-existing conditions; and continued coverage under the Company’s Workman’s Compensation Policy.

4.4. The Parties acknowledge their intention for Consultant to provide specific services in connection with projects of Company and shall enter into separate agreements with respect to any such activities. The consideration provided for herein shall be deemed advances against consideration for any and all such separate activities, as will be specifically provided for in such separate agreements.

5.  CONSULTANT’S COMPENSATION:  In full consideration for all services to be rendered by Consultant to Company, Company agrees to pay and Consultant agrees to accept:

5.5.        Bi-Monthly Fee. $6,875 bi-monthly for each of the first six (6) consecutive months of the Consulting Period payable on the fifteenth (15th) and the last day of each month commencing on June 1, 2007.

5.6.        No Additional Participation: Consultant acknowledges and agrees that this Consulting Agreement shall not give or extend to Consultant any rights with respect to Company’s payments to officers, directors and employees, including contributions by Company to any deferred compensation plan, bonus plans or fringe benefits not otherwise specified in this Agreement as payable to Consultant.

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

6.  Confidentiality, Non-Interference and Proprietary Information: For purposes of this section, all references to Company shall include each Essential Party and all other employees, directors, members and officers thereof.

6.1.        The Consultant shall hold and keep confidential any trade secrets and/or other proprietary processes, methods, copyrights, patents, formulae, or information, including but not limited to, the lists of customers and suppliers of the Company, the subsidiaries or affiliates as such lists may exist from time to time (all of the foregoing being hereinafter collectively referred to as “Trade Secrets”) and all other data and information used or usable by the Company, subsidiaries or affiliates in connection with their respective businesses, which he may now know or which hereafter may become known to the Consultant as a result of his present engagement by the Company, and shall not, at any time during his engagement or thereafter, directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business and affairs of the Company or of the business and affairs of the subsidiaries or affiliates.

6.2.        All written materials, records and documents made by the Consultant or coming into his possession during his present retention by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company shall be the sole property of the Company, and upon termination of retention by the Company, or upon request of the Company during his retention by the Company, the Consultant shall promptly deliver the same to the Company. In addition, upon termination of retention by the Company, the Consultants will deliver to the Company all other Company property in his possession or under his control, including, but not limited to, tangible property, financial statements, marketing and sales data, customer and supplier lists, database information and other documents.

6.3.        In the event of a breach or threatened breach by the Consultant of the provisions of this Section, the Company shall be entitled to an injunction restraining the Consultant from disclosing, in whole or in part, the Trade Secrets or other data and information described in subsections (a) and (b) above, or from rendering any services to any person, firm, corporation, association or other entity to whom such Trade Secrets or such other data and information has been disclosed, or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including without limitation the recovery of damages from the Consultant, all of which remedies shall be cumulative and non-mutually exclusive. The provisions of this Section shall survive any termination of this Agreement.

7.  ASSIGNMENT:

7.1.  The Company shall not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Consultant. Any attempted assignment or transfer of its obligation without such consent shall be wholly void. No assignment or transfer, even with the consent of Consultant, shall relieve the Company of its obligations incurred pursuant to the terms of this Agreement.

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

7.2.  The nature of Consultant’s services hereunder are personal in nature and Consultant shall not, without Company’s prior written consent, assign or transfer any of its obligations hereunder.

7.3.  Subject to the foregoing this Agreement shall inure to the benefit to each of the parties, successors, transferees or assigns and shall be binding upon each of the parties, successors, transferees or assigns.

8.  SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, unless clearly inapplicable, reference herein to the Company shall be deemed to include such other successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Consultant and his heirs, executors, legal representatives and assigns, provided, however, that the obligations of Consultant hereunder may not be delegated without the prior written approval of the Company and Consultant shall have the absolute right to approve any such assignment or elect to have all compensation or reimbursement provided for herein accelerated and paid as Consultant may direct.

9.  DRAFTING. It is agreed that no provision of this Agreement will be construed against any of the Parties by virtue of the Agreement having been drafted by counsel to such party.

10.  INTEGRATION. This Agreement constitutes a single integrated written agreement expressing the entire agreement and understanding between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations or proposed agreements, written or oral with respect to the content and application of this Master Consulting Agreement. Such further agreements that the parties may enter, may include such of the terms hereof as the parties may specify in their discretion.

11.  EXPRESS & IMPLIED PROMISES. The Parties acknowledge that no other party, or any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce them to execute this Agreement, and acknowledge that they have not executed this instrument in reliance on any such promise, representation or warranty not contained herein, and further acknowledge that there are no other agreements or understandings between the Parties relating to this Agreement that are not contained herein.

12.  NON-DISCLOSURE. No Party to this Agreement or any person acting for or on their behalf, including their respective attorneys, shall directly or indirectly reveal to any third party any of the terms or conditions of this Agreement, or any fact or evidence connected hereto, or release any publicity or make any public statement with respect thereto, except as may be required by law and or disclosure obligations arising from the issuance of financing documentation or the exercise of due diligence rights in connection therewith.

13.  ADDITIONAL DOCUMENTS. The Parties agree that they will execute, or cause to be executed, such other documents as may be necessary to carry out the purposes of this Agreement. It is understood that should it develop that there are any mistakes in this Agreement which would cause the release and discharge of any party to be defective or less than complete, or if this Agreement is declared unenforceable by a court or arbitrator, then the Parties will execute any and all other documents and do any and all things necessary to effect full, final and complete release of all claims or all possible claims in accordance with the provisions set forth in this Agreement.

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

14. INDEMNIFICATION

14.1. The Consultant shall not be subject to liability to the Company or to any officer, director, employee, shareholder or creditor of the Company, for any act or omission in the course of or connected with the rendering or providing advice hereunder other than for its gross negligence or willful misconduct.

14.2. The Company agrees to defend, indemnify and hold harmless the Consultant from and against any and all costs, expenses and liability (including attorney’s fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement other than any such liabilities resulting from the Consultant’s gross negligence or willful misconduct.

15. ARBITRATION.

15.1.  American Arbitration Association - Any dispute arising out of, in connection with, or in relation to this agreement or the making of validity thereof or its interpretation or any breach thereof shall be determined and settled by arbitration in New York City by a sole arbitrator pursuant to the rules and regulations then obtaining of the American Arbitration Association and any award rendered therein shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The service of any notice, process, motion or other document in connection with an arbitration award under this agreement or for the enforcement of an arbitration award hereunder may be effectuated by either personal service or by certified or registered mail to the respective addresses provided herein.

15.2.  Submission to Jurisdiction - By execution and delivery of this Agreement, the parties each respectively accept, for itself and its property, generally and unconditionally, the jurisdiction of the aforesaid Arbitration Tribunal, Courts and any related Appellate Court, irrevocably agrees to be bound by any judgment rendered thereby and in connection with this Agreement, and irrevocably waive any objection either party may now or hereafter have as to the venue of any such action or proceeding. Each party consents to the service of process in the Arbitration or out of any of the aforementioned Courts by mailing copies thereof by certified mail, postage prepaid, such service to become effective three (3) business days after such mailing. Nothing herein shall effect either party’s right to service of process in any other manner prescribed by law.

16. NOTICES.

16.1.  Any notice to be given hereunder shall be sent by registered or certified mail, return receipt requested, or telecopy to a facsimile number provided by the respective party with a copy sent by regular mail, or by delivering the same personally to the parties at the addresses first set forth herein. Any party may designate a different address by notice so given. Copies of all notices shall be sent to the parties as hereto named above and, in addition:

Copies of all notices, which shall not be deemed notice, shall be sent to:

Richard Anslow, Esq.

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204

Exhibit No. 10.02	- Consulting Agreement, William F. Plon

Manalapan, NJ 07726

(732) 577-1188 Fax

Copies of all notices for Consultant shall be sent to:

William Plon

64 Tammany Road

Upper Black Eddy PA 18972

16.2. Any notice mailed or personally delivered as aforesaid shall be deemed to have been given on the date of receipt; telecopies shall be deemed received on the business day after being sent by telecopy.

17.  WAIVER. This Agreement may be waived, discharged or modified only by an instrument in writing signed by the party against whom enforcement of any such waiver, discharge or modification is sought.

18.  MODIFICATION.  This Agreement cannot be modified, altered, amended or otherwise changed except by an agreement in writing signed by the parties hereto.

19.  SEVERABILITY:  The provisions of this Agreement are severable. To the extent any provision, portion or extent of this Agreement is determined to be invalid, illegal or otherwise unenforceable, then that provision, portion or extent will be limited if possible and only thereafter severed if necessary. Any such limitation or severing shall only be to the extent necessary to render the Agreement valid and enforceable. The remaining provisions, portions and extent of the Agreement will be enforced to give effect to the intention of the parties insofar as possible.

20.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same instrument. Copies delivered by facsimile shall be binding.

21.  NEW YORK LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York without regard to choice of law principles.

IN WITNESS HEREOF, the parties have signed this agreement as of the day and year first set forth above.

SIBLING ENTERTAINMENT GROUP, INC.

By: /s/ James S. Cardwell	June 1, 2007
Print: James Cardwell	Date

ITS: COO

ACCEPTED AND AGREED:

By: /s/ William Plon	June 1, 2007
Print: William Plon	Date